Herc Holdings Reports Record First Quarter 2023 Results
and Affirms 2023 Full Year Guidance

First Quarter Highlights
–Record equipment rental revenue of $654 million, an increase of 24%
–Record total revenues of $740 million, an increase of 30%
–Net income increased 16% to $67 million, or $2.28 per diluted share
–Adjusted EBITDA of $308 million increased 30%; adjusted EBITDA margin at 41.6%
–Rental pricing increased 7.0% year-over-year
–Common stock repurchases of approximately 460,000 shares

Bonita Springs, Fla., April 20, 2023 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended March 31, 2023. Equipment rental revenue was $654 million and total revenues were $740 million in the first quarter of 2023, compared to $527 million and $568 million, respectively, for the same period last year. In the first quarter of 2023, the Company reported net income of $67 million, or $2.28 per diluted share, an increase of 19% compared to $58 million, or $1.92 per diluted share, in the same 2022 period.
"We continue to build on our momentum coming out of 2022 with record first quarter revenue that significantly outpaced industry growth," said Larry Silber, president and chief executive officer. "Higher rental rates are more than offsetting inflation, while demand across regions and in our end markets is seasonally strong, benefiting from the multi-year fiscal stimulus, re-shoring and mega projects, as well as long-term industrial maintenance contracts for on-site fleet management.

Silber continued, "While macro concerns are focused on residential and commercial construction, we have very diversified end markets, with growing share in manufacturing and reshoring projects, the private and government spend in infrastructure, as well as industrial MRO, which is required in all economic environments. Investments to capitalize on these opportunities are strategic and disciplined, whether it be in fleet, people or acquisitions. As a tenured market leader with a strong reputation, a comprehensive product and service offering, broad capabilities and one of the leading teams in the industry, we will continue to execute on our strategies to win new business and deliver profitable growth."

2023 First Quarter Financial Results

•Total revenues increased 30% to $740 million compared to $568 million in the prior-year period. The year-over-year increase of $172 million primarily related to an increase in equipment rental revenue of $127 million, reflecting positive pricing of 7.0% and increased volume of 23.2%. Sales of rental equipment increased by $43 million during the period.

•Dollar utilization was 39.7% compared to 41.4% in the prior-year period. The change is primarily due to a slowdown in the studio entertainment business as a result of a potential writers' strike, as well as the Company's decision to continue to accept equipment deliveries in the seasonally slow fourth quarter 2022 and first quarter 2023, in order to ensure it has the fleet needed for the more robust construction season. Continued supply chain challenges have disrupted the optimal cadence of deliveries.

•Direct operating expenses of $281 million increased 24% compared to the prior-year period. The increase was primarily related to strong rental activity and associated additional headcount, in addition to higher maintenance, fuel prices and facilities expenses.

•Depreciation of rental equipment increased 28% to $152 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 24% to $26 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses was 19% higher primarily due to increases in selling expenses, including commissions and other variable compensation increases, and general payroll and benefits.

•Interest expense increased to $48 million compared with $23 million in the prior-year period due to increased borrowings on the ABL Credit Facility primarily to fund acquisition growth and higher interest rates on floating rate debt.

•Net income was $67 million compared to $58 million in the prior-year period. Adjusted net income increased 17% to $69 million, or $2.35 per diluted share, compared to $59 million, or $1.95 per diluted share, in the prior-year period. The effective tax rate was 11% compared to 13% in the prior-year period.

•Adjusted EBITDA increased 30% to $308 million compared to $237 million in the prior-year period, while adjusted EBITDA margin was 41.6% compared to 41.7% in the prior-year period. Sales of used equipment, which more than doubled over last year's first quarter sales, as well as a decline in the Company's studio entertainment revenue year over year impacted the margin performance in the latest quarter.

Rental Fleet

Net rental equipment capital expenditures were as follows (in millions):

	Three Months Ended March 31,
	2023	2022
Rental equipment expenditures	$332	$287
Proceeds from disposal of rental equipment	(49)	(29)
Net rental equipment capital expenditures	$283	$258
•As of March 31, 2023, the Company's total fleet was approximately $5.9 billion at OEC.

•Average fleet at OEC in the first quarter increased year-over-year by 29% compared to the prior-year period.

•Average fleet age was 47 months as of March 31, 2023, compared to 48 months in the comparable prior-year period.

Disciplined Capital Management

•The Company completed three acquisitions with a total of six locations and opened three new greenfield locations during the quarter.

•Net debt was $3.2 billion as of March 31, 2023, with net leverage of 2.5x compared to 2.3x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to $1.5 billion of liquidity as of March 31, 2023.

•The Company announced a 10% increase in the quarterly dividend to $0.6325, payable to shareholders of record as of February 22, 2023, with a payment date of March 9, 2023.

•The Company acquired approximately 460,000 shares of its common stock for $52 million during the three months ended March 31, 2023. As of March 31, 2023, approximately $229 million remains available under the share repurchase program.

Outlook

The Company is affirming its full year 2023 adjusted EBITDA guidance range and net rental capital expenditures guidance presented below. The guidance range for the full year 2023 adjusted EBITDA reflects an increase of 18% to 26% compared to full year 2022 results.

Adjusted EBITDA:	$1.45 billion to $1.55 billion
Net rental equipment capital expenditures:	$1.0 billion to $1.2 billion

As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2023 by investing in its fleet, capitalizing on strategic acquisitions and greenfield opportunities, and cross-selling a diversified product portfolio.

Earnings Call and Webcast Information

Herc Holdings' first quarter 2023 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-888-660-6011 and international participants should call the country specific dial in numbers listed at https://events.q4irportal.com/custom/access/2324/, using the access code: 7812157. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 364 locations in North America. With over 57 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutions®, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, pumps, trench shoring, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 6,700 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2022 total revenues were approximately $2.7 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, our capital allocation strategy, liquidity and capital management, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenues:
Equipment rental	$654	$527
Sales of rental equipment	71	28
Sales of new equipment, parts and supplies	8	8
Service and other revenue	7	5
Total revenues	740	568
Expenses:
Direct operating	281	226
Depreciation of rental equipment	152	119
Cost of sales of rental equipment	46	19
Cost of sales of new equipment, parts and supplies	5	5
Selling, general and administrative	106	89
Non-rental depreciation and amortization	26	21
Interest expense, net	48	23
Other expense (income), net	1	(1)
Total expenses	665	501
Income before income taxes	75	67
Income tax provision	(8)	(9)
Net income	$67	$58
Weighted average shares outstanding:
Basic	29.0	29.8
Diluted	29.4	30.4
Earnings per share:
Basic	$2.31	$1.96
Diluted	$2.28	$1.92

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$40	$54
Receivables, net of allowances	514	523
Other current assets	71	67
Total current assets	625	644
Rental equipment, net	3,699	3,485
Property and equipment, net	415	392
Right-of-use lease assets	597	552
Goodwill and intangible assets, net	907	850
Other long-term assets	33	34
Total assets	$6,276	$5,957

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$16	$16
Current maturities of operating lease liabilities	43	42
Accounts payable	348	318
Accrued liabilities	186	228
Total current liabilities	593	604
Long-term debt, net	3,215	2,922
Financing obligations, net	107	108
Operating lease liabilities	573	528
Deferred tax liabilities	655	647
Other long term liabilities	46	40
Total liabilities	5,189	4,849
Total equity	1,087	1,108
Total liabilities and equity	$6,276	$5,957

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$67	$58
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	152	119
Depreciation of property and equipment	17	15
Amortization of intangible assets	9	6
Amortization of deferred debt and financing obligations costs	1	1
Stock-based compensation charges	4	6
Provision for receivables allowances	13	9
Deferred taxes	3	5
Gain on sale of rental equipment	(25)	(9)
Other	2	1
Changes in assets and liabilities:
Receivables	13	(23)
Other assets	(2)	(8)
Accounts payable	8	(9)
Accrued liabilities and other long-term liabilities	(27)	(28)
Net cash provided by operating activities	235	143
Cash flows from investing activities:
Rental equipment expenditures	(332)	(287)
Proceeds from disposal of rental equipment	49	29
Non-rental capital expenditures	(33)	(13)
Proceeds from disposal of property and equipment	3	2
Acquisitions, net of cash acquired	(138)	(73)
Other investing activities	—	(5)
Net cash used in investing activities	(451)	(347)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	640	345
Repayments on revolving lines of credit and securitization	(347)	(118)
Principal payments under finance lease and financing obligations	(4)	(4)
Dividends paid	(20)	(17)
Repurchase of common stock	(44)	—
Other financing activities, net	(23)	(14)
Net cash provided by financing activities	202	192
Effect of foreign exchange rate changes on cash and cash equivalents	—	—
Net change in cash and cash equivalents during the period	(14)	(12)
Cash and cash equivalents at beginning of period	54	35
Cash and cash equivalents at end of period	$40	$23

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended March 31,
	2023	2022
Net income	$67	$58
Income tax provision	8	9
Interest expense, net	48	23
Depreciation of rental equipment	152	119
Non-rental depreciation and amortization	26	21
EBITDA	301	230
Non-cash stock-based compensation charges	4	6
Merger and acquisition related costs	2	1
Other	1	—
Adjusted EBITDA	$308	$237

Total revenues	$740	$568
Adjusted EBITDA	$308	$237
Adjusted EBITDA margin	41.6%	41.7%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, merger and acquisition-related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended March 31,
	2023	2022
Net income	$67	$58
Merger and acquisition related costs	2	1
Other	1	—
Tax impact of adjustments(1)	(1)	—
Adjusted net income	$69	$59

Diluted shares outstanding	29.4	30.4

Adjusted earnings per diluted share	$2.35	$1.95
(1) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$235	$143

Rental equipment expenditures	(332)	(287)
Proceeds from disposal of rental equipment	49	29
Net rental equipment expenditures	(283)	(258)

Non-rental capital expenditures	(33)	(13)
Proceeds from disposal of property and equipment	3	2
Other	—	(5)
Free cash flow	$(78)	$(131)

Acquisitions, net of cash acquired	(138)	(73)
Increase in net debt, excluding financing activities	$(216)	$(204)